Exhibit 99.1

Cost-U-Less Reports September 2005 Sales Results

Bellevue, WA, October 5, 2005

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today reported an increase of 9.2% in same store sales (stores open a full 13 months), for the five weeks ended September 25, 2005 compared to same store sales of 10.4% for the corresponding period a year ago.

Same store sales for the five weeks ended September 25, 2005 benefited from the Company’s annual Anniversary Sale which occurred in the month of October in fiscal 2004. This promotion is estimated to have increased fiscal September 2005 store sales by approximately 5 to 6 percentage points compared to the corresponding period a year ago.

Same store sales increases for the following fiscal periods were:

Fiscal Month	Fiscal Third Quarter	Fiscal Year-to-date
5 weeks	13 weeks	39 weeks

Ending September 25, 2005	9.2%	5.5%	5.8%

Ending September 26, 2004	10.4%	12.5%	14.3%

Total sales for the five weeks ended September 25, 2005 increased 7.5% to $20.7 million, compared to $19.3 million for the corresponding period a year ago. Total sales for the third fiscal quarter ended September 25, 2005 increased 3.8% to $53.0 million compared to $51.1 million for the corresponding period a year ago and total sales for the 39 weeks ended September 25, 2005 increased 4.3% to $158.5 million compared to $152.0 million for the corresponding period a year ago.

On October 27, 2005 the Company expects to announce its financial results for the third fiscal quarter ended September 25, 2005.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:

Martin Moore

VP-Chief Financial Officer

Email: mmoore@costuless.com

425-945-0213